Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Smith & Nephew plc

We consent to the incorporation by reference in the registration statements (No. 333-122801, No. 333-13694, No. 333-155173, No. 333-155172, No. 333-158239, No. 333-168544, No. 333-199117) on Form S-8 of Smith & Nephew plc of our report dated 20 February 2020, with respect to the Group balance sheets of Smith & Nephew plc and subsidiaries (the “Group”)  as of 31 December 2019 and 2018, the related Group income statements, Group statements of comprehensive income, Group cash flow statements and Group statement of changes in equity, for each of the years in the three-year period ended 31 December 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of 31 December 2019, which report appears in the 31 December 2019 annual report on Form 20-F of Smith & Nephew plc.

Our report dated 20 February 2020, on the effectiveness of internal control over financial reporting as of 31 December 2019, contains an explanatory paragraph that states the Group acquired Osiris Therapeutics, Inc. during 2019, and management excluded from its assessment of the effectiveness of the Group’s internal control over financial reporting as of 31 December 2019, Osiris Therapeutics, Inc.’s internal control over financial reporting associated with 2% of the Group’s revenue and less than 1% of the Group’s total assets, included in the consolidated financial statements of the Group as of and for the year ended 31 December 2019. Our audit of internal control over financial reporting of the Group also excluded an evaluation of the internal control over financial reporting of Osiris Therapeutics, Inc..

Also, our report on the consolidated financial statements refers to a change to the method of accounting for leases as of 1 January 2019 due to the adoption of IFRS 16, Leases.

KPMG LLP

London, United Kingdom

2  March 2020